UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2006

ROPER INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-12273	51-0263969
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2160 Satellite Blvd., Suite 200

Duluth, Georgia

(Address of principal executive offices)

30097

(Zip Code)

(770) 495-5100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2006, Roper Industries, Inc. (the “Company”) issued a press release announcing the appointment of John Humphrey as its Vice President and Chief Financial Officer. A copy of the press release is filed as Exhibit 99.1 hereto.

In connection with his appointment, Mr. Humphrey accepted an offer of employment letter from the Company. The offer letter provides for an initial annual base salary of $415,000. The offer letter also provides that Mr. Humphrey may earn an annual incentive of up to 100% of his annualized base salary for 2006. Pursuant to the offer letter, Mr. Humphrey received 60,000 options under the Roper Stock Option program and 30,000 shares of restricted stock at the time of hire. Mr. Humphrey is eligible to participate in the Company’s employee benefit plans as well as benefit plans available to the Company’s executive officers.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 24, 2005, the Company appointed John Humphrey as its new Vice President and Chief Financial Officer. The material terms of Mr. Humphrey’s employment agreement are described in Item 1.01.

Mr. Humphrey, 40, has served in various capacities for Honeywell International, Inc. for the last twelve years and was most recently the vice president and chief financial officer for Honeywell Aerospace, a $10 billion segment of Honeywell International. From July 2001 to December 2003, he was the vice president and chief financial officer for Engines, Systems and Services, a segment of Honeywell Aerospace. From May 2000 to July 2001, Mr. Humphrey was the vice president, finance for Honeywell Aerospace. Prior to that, Mr. Humphrey held several other financial positions with Honeywell International of increasing responsibility in the areas of operational finance, planning and analysis, tax, budgeting and acquisitions. Before joining Honeywell, Mr. Humphrey held various production management positions at Detroit Diesel Corp.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit

99.1	Press Release dated April 25, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROPER INDUSTRIES, INC.

/s/ David B. Liner
David B. Liner
Vice President, General Counsel and Secretary

Date: April 28, 2006

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EXHIBIT INDEX

Designation	Description
99.1	Press Release dated April 25, 2006

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